UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 21, 2006

0-13063
(Commission File Number)

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SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of Incorporation)	(IRS Employer Identification Number)

750 Lexington Avenue, New York, New York 10022
(Address of registrant’s principal executive office)

(212) 754-2233
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01.  Other Events.

Scientific Games Corporation (the “Company”) entered into a nonbinding letter of intent, dated January 21, 2006, to purchase The Global Draw, Ltd. and certain related companies (collectively, “Global Draw”). In the United Kingdom, Global Draw is a supplier of fixed odds betting terminals and systems, and interactive sports betting systems. The group supplies its products and services on the basis of profit participation to customers who are licensed bookmaking operators in the U.K. The group also operates terminals and betting systems in Austria and other parts of Europe, and recently established an internet sports betting operation called Omnibet.

The nonbinding letter of intent specifies an upfront purchase price of approximately $183 million, plus an earn-out which would be paid to the selling shareholder and existing management team depending on the future financial performance of the business. The proposed acquisition is expected to close within the first quarter of 2006. In fiscal 2004, the most recent period for which audited financial statements are available, Global Draw’s U.K. gaming and betting machine operations reported revenues of £32 million. The Company expects to finance the potential acquisition through a combination of borrowings under its existing revolving credit facility and new debt.

The potential transaction is subject to the preparation, negotiation, execution and delivery of a binding definitive agreement, and other conditions. The precise structure of the potential transaction is subject to ongoing consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: January 25, 2006	By:	/s/ Martin E. Schloss
Martin E. Schloss
Title: Vice President, General Counsel and Secretary